News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067-4219

CROWN HOLDINGS, INC. REPORTS FOURTH QUARTER 2018 RESULTS

Yardley, PA - February 6, 2019. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the fourth quarter and year ended December 31, 2018.

Highlights

•	Earnings per share $0.40 for the quarter versus a loss of $0.67 in 2017

•	Adjusted earnings per share $1.00 for the quarter versus $0.84 in 2017; $5.20 full year versus $4.24 in 2017, an improvement of 23%

•	Full year free cash flow of $636 million, or $4.75 per diluted share

•	Deleveraging plans on target

•	Transit Packaging performance on plan

•	Global beverage can volumes grew 5% in the quarter and 4% for the year

•	Reaffirm 2019 free cash flow target of $775 million

Net sales in the fourth quarter were $2,734 million compared to $2,168 million in the fourth quarter of 2017 reflecting the impact of the Signode acquisition, increased beverage can volumes and the pass through of higher material costs to customers partially offset by $53 million of unfavorable currency translation.

Income from operations was $218 million in the quarter compared to $212 million in the fourth quarter of 2017. Segment income increased to $279 million in the fourth quarter compared to $244 million in the prior year fourth quarter primarily due to the Signode acquisition.

Commenting on the quarter, Timothy J. Donahue, President and Chief Executive Officer, stated, “The Company’s earnings performance was on plan for both the fourth quarter and full year, adjusted free cash flow exceeded our expectations, and we are reaffirming our cash flow guidance for 2019. Strong global beverage can volume growth of 5% during the quarter, led by robust shipments in Asia Pacific and the United States, combined with firm results in Transit Packaging, offset challenges in other operations. As expected, European Beverage results in the quarter had a difficult comparison to the prior year due to pre-production and start-up costs associated with new beverage can plants in Valencia, Spain and Parma, Italy, and volume softness in the Middle East consistent with previous quarters. European Food results in the quarter, compared to the prior year, were affected by currency translation and under-absorption of fixed costs due to lower production following poor harvest yields and higher inventory levels at the end of the third quarter.

“Beverage cans, the world’s most sustainable and recycled beverage packaging, are increasingly recognized as the most responsible form of beverage packaging, and as such are gaining preference among brand owners and consumers alike.  To meet this expanding demand, in July we commenced production at a new one-line beverage can plant in Yangon, Myanmar.  The first line of the Valencia plant began operations in October and the second line will start-up in February 2019.  In December, we commenced operations in Parma, initially a one-line beverage can plant, and in January 2019 we commenced operations on the third line at the Company’s existing plant in Phnom Penh, Cambodia.  During the fourth quarter of 2019, we will begin operations at a new one-line beverage can plant in Rio Verde, central Brazil.”

Interest expense was $102 million in the fourth quarter of 2018 compared to $65 million in 2017 primarily due to higher outstanding debt from borrowings incurred to finance the Signode acquisition.

Net income attributable to Crown Holdings in the fourth quarter was $53 million compared to a loss of $89 million in the fourth quarter of 2017. Reported diluted earnings per share were $0.40 in the fourth quarter of 2018 compared to a loss of $0.67 in 2017. Adjusted diluted earnings per share increased to $1.00 over the $0.84 in 2017.

A reconciliation from net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share is provided below.

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Full Year Results
Net sales for the full year of 2018 increased to $11,151 million compared to $8,698 million in 2017 primarily due to the impact of the Signode acquisition, increased beverage can volumes, the pass through of higher material costs to customers and $134 million of favorable currency translation.

Income from operations was $1,096 million in 2018 compared to $1,024 million in the prior year. Segment income increased to $1,328 million over the $1,117 million in 2017, reflecting the Signode acquisition.

Interest expense was $384 million in 2018 compared to $252 million in 2017 primarily due to higher outstanding debt from borrowings incurred to finance the Signode acquisition.

Net income attributable to Crown Holdings for 2018 was $439 million compared to $323 million in 2017.  Reported diluted earnings per share were $3.28 compared to $2.38 in 2017.  Adjusted diluted earnings per share increased to $5.20 over the $4.24 in 2017.

Outlook
The Company currently expects 2019 adjusted diluted earnings per share to be in the range of $5.20 to $5.40, which includes a non-cash headwind of approximately $53 million ($0.32 per share after tax) in pension expense primarily due to a decline in the market value of pension assets and an increase in discount rates in 2018, and an unfavorable currency translation impact of approximately $0.09 per share based on current exchange rate levels. Adjusted diluted earnings per share for the 2019 first quarter are expected to be in the range of $1.00 to $1.10.

The adjusted effective income tax rate for 2019 is expected to be in the range of approximately 25%-26% compared to 24.7% in 2018.

Adjusted free cash flow, as defined below, is currently expected to be approximately $775 million in 2019 compared to $636 million in 2018. A reconciliation from net cash provided by operating activities to adjusted free cash flow for 2018 is provided below.

Non-GAAP Measures
Segment income, adjusted free cash flow, net leverage ratio, adjusted net income, the adjusted effective tax rate and adjusted diluted earnings per share are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, net income, diluted earnings per share, effective tax rates, cash flow or leverage ratio data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and net leverage ratio as the principal measure of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted net income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. Reconciliations of estimated adjusted diluted earnings per share for the first quarter and full year of 2019 to estimated diluted earnings per share on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share and could have a significant impact on earnings per share on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring costs, asset impairment charges, acquisition related costs including fair value adjustments to inventory, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax impact of the items above, and the impact of tax law changes or other tax matters. The Company believes that adjusted free cash flow and net leverage ratio provide meaningful measures of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or possible future dividends. Segment income, adjusted free cash flow, net leverage ratio, the adjusted effective tax rate, adjusted net income

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and adjusted diluted earnings per share are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, net leverage ratio, the adjusted effective tax rate, adjusted net income and adjusted diluted earnings per share can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, February 7, 2019 at 9:00 a.m. (EST) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (630) 395-0194 or toll-free (888) 324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on February 14. The telephone numbers for the replay are (203) 369-1865 or toll free (866) 503-3216.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the continuation of performance and market trends in 2019, including customer and consumer preference for beverage cans and increasing global beverage can demand; the Company’s ability to successfully complete and manage capacity expansion and other projects, including in Myanmar, Spain, Italy, Cambodia and Brazil; and the Company’s ability to generate expected earnings and cash flow in 2019 that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2017 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Yardley, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720
Edward Bisno, Bisno Communications, (212) 717-7578

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

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Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017 (1)	2018	2017 (1)
Net sales	$2,734	$2,168	$11,151	$8,698

Cost of products sold	2,224	1,771	9,028	7,006
Depreciation and amortization	120	64	425	247
Selling and administrative expense	156	97	558	367
Provision for asbestos		3		3
Restructuring and other	16	21	44	51
Income from operations (2)	218	212	1,096	1,024

Other pension and postretirement	22	(10)	(25)	(53)
Foreign exchange	4		18	4
Earnings before interest and taxes	192	222	1,103	1,073
Interest expense	102	65	384	252
Interest income	(4)	(5)	(21)	(15)
Loss from early extinguishment of debt				7
Income before income taxes	94	162	740	829
Provision for income taxes	20	223	216	401
Equity earnings	1		4
Net income/(loss)	75	(61)	528	428
Net income attributable to noncontrolling interests	(22)	(28)	(89)	(105)
Net income/(loss) attributable to Crown Holdings	$53	$(89)	$439	$323

Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.40	$(0.67)	$3.28	$2.39
Diluted	$0.40	$(0.67)	$3.28	$2.38

Weighted average common shares outstanding:
Basic	133,738,344	133,445,697	133,640,902	135,286,296
Diluted	134,095,905	133,804,236	133,878,064	135,608,800
Actual common shares outstanding	135,173,948	134,275,609	135,173,948	134,275,609

(1) Prior year results have been restated to reflect new accounting guidance on the presentation of pension and postretirement expense in the statement of operations.

(2) A reconciliation from income from operations to segment income follows.

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Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges, provisions for asbestos and restructuring and other, the impact of fair value adjustments to inventory acquired in an acquisition, and the timing impact of hedge ineffectiveness.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Income from operations	$218	$212	$1,096	$1,024
Intangibles amortization	45	10	148	39
Fair value adjustment to inventory (1)			40
Provision for asbestos		3		3
Provision for restructuring and other	16	21	44	51
Impact of hedge ineffectiveness (1)		(2)
Segment income	$279	$244	1,328	1,117

(1) Included in cost of products sold

Segment Information

	Three Months Ended		Year Ended
Net Sales	December 31,		December 31,
	2018	2017	2018	2017
Americas Beverage	$804	$762	$3,282	$2,928
European Beverage	295	324	1,489	1,457
European Food	417	458	1,982	1,935
Asia Pacific	326	312	1,316	1,177
Transit Packaging	595		1,800
Total reportable segments	2,437	1,856	9,869	7,497
Non-reportable segments (2)	297	312	1,282	1,201
Total net sales	$2,734	$2,168	$11,151	$8,698

Segment Income (3)
Americas Beverage	$118	$128	$454	$470
European Beverage	13	37	193	235
European Food	26	42	257	264
Asia Pacific	49	44	186	168
Transit Packaging	80		255
Total reportable segments	286	251	1,345	1,137
Non-reportable segments (2)	20	22	122	123
Corporate and other unallocated items	(27)	(29)	(139)	(143)
Total segment income	$279	$244	$1,328	$1,117

(2) Includes the Company's food can and closures businesses in North America, aerosol can businesses in North America and Europe, promotional packaging business in Europe, and tooling and equipment operations in the U.S. and United Kingdom.

(3) Prior year segment income has been restated to reflect new accounting guidance on the presentation of pension and postretirement expense and the Company’s revised policy to exclude intangibles amortization charges from segment income. A reconciliation from 2017 segment income to amounts previously reported is provided below.

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Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release.

	Three Months Ended				Year Ended
	December 31,				December 31,
	2018		2017		2018		2017
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$53	$0.40	$(89)	$(0.67)	$439	$3.28	$323	$2.38
Intangibles amortization (1)	45	0.34	10	0.07	148	1.11	39	0.29
Fair value adjustment to inventory (2)					40	0.30
Provision for asbestos (3)			3	0.02			3	0.02
Provision for restructuring and other (4)	16	0.12	21	0.16	44	0.33	51	0.38
Impact of hedge ineffectiveness (5)			(2)	(0.01)
Acquisition costs (6)					24	0.18
Pension and postretirement charges (7)	42	0.31	1	0.01	42	0.31	(3)	(0.02)
Loss from early extinguishment of debt (8)							7	0.05
Income taxes and noncontrolling interests (9)	(22)	(0.17)	169	1.26	(41)	(0.31)	155	1.14
Adjusted net income/diluted earnings per share	$134	$1.00	$113	$0.84	$696	$5.20	$575	$4.24

Effective tax rate as reported	21.3%		137.7%		29.2%		48.4%

Adjusted effective tax rate (10)	21.3%		27.7%		24.7%		26.6%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)
In the fourth quarter and full year of 2018, the Company recorded charges of $45 million ($35 million net of tax) and $148 million ($111 million net of tax) for intangibles amortization arising from acquisitions, including its acquisition of Signode in the second quarter of 2018. In the fourth quarter and full year of 2017, the Company recorded charges of $10 million ($7 million net of tax) and $39 million ($28 million net of tax) for intangibles amortization.

(2)
In the second quarter of 2018, the Company recorded a charge of $40 million ($29 million net of tax) in cost of products sold for fair value adjustment related to the sale of inventory acquired in its acquisition of Signode.

(3)	In the fourth quarter of 2017, the Company recorded a charge of $3 million ($2 million net of tax) to increase its reserve for asbestos related liabilities.

(4)
In the fourth quarter and full year of 2018, the Company recorded net restructuring and other charges of $15 million ($10 million net of tax) and $49 million ($38 million net of tax) including $22 million of transaction costs for the year in connection with its acquisition of Signode. In the fourth quarter of 2017, the Company recorded restructuring and other charges of $12 million ($10 million net of tax) primarily due to costs related to the closures of a U.S. beverage can facility and a promotional packaging facility in Europe. For the full year of 2017, the Company recorded charges of $39 million ($31 million net of tax) that additionally included costs to settle a litigation matter related to Mivisa that arose prior to its acquisition by Crown.

In the fourth quarter and full year of 2018, the Company recorded net losses of $1 million ($2 million net of tax) and gains of $5 million ($3 million net of tax) for asset sales and impairments.  In the fourth quarter and full year of 2017, the Company recorded charges of $9 million ($7 million net of tax) and $12 million ($11 million net of tax) for asset sales and impairments primarily due to the closures of a beverage can plant in China, a beverage can plant in the U.S. and a promotional packaging facility in Europe.

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(5)
In the fourth quarter of 2017, the Company recorded a benefit of $2 million ($2 million net of tax) in cost of products sold related to the timing impact of hedge ineffectiveness caused primarily by volatility in the metal premium component of aluminum prices. There was no impact for the full year of 2017.

(6)
In the first quarter of 2018, the Company recorded a charge of $15 million ($10 million net of tax) for net losses arising from its hedge of the U.S. dollar purchase price of its acquisition of Signode.  Also in the first quarter, the Company incurred net charges of $9 million ($7 million net of tax) for pre-acquisition interest carrying costs on borrowings to finance the acquisition.

(7)
In the fourth quarter of 2018, the Company recorded pension and postretirement charges of $42 million ($35 million net of tax) primarily arising from payment of lump sum buy-outs to settle certain pension obligations using plan assets. In the fourth quarter and full year of 2017, the Company recorded pension charges of $1 million ($1 million net of tax) and benefits of $3 million ($2 million net of tax) for plan settlements and curtailments.

(8)
In the second quarter of 2017, the Company recorded a charge of $7 million ($5 million net of tax) for the write off of deferred financing fees in connection with the refinancing of its term loan and revolving credit facilities.

(9)
In the fourth quarter and full year of 2018, the Company recorded income tax and noncontrolling interest benefits of $21 million and $72 million related to the items described above. Also in the fourth quarter and full year of 2018, the Company recorded benefits of $1 million and charges of $31 million including taxes on the distribution of foreign earnings and adjustments for the impact of the “Tax Cut and Jobs Act”. In the fourth quarter and full year of 2017, the Company recorded income tax benefits of $8 million and $22 million related to the items described above. Also in the fourth quarter of 2017, the Company recorded a charge of $177 million to recognize the impact of the “Tax Cut and Jobs Act”.

(10)	Income tax effects on adjusted net income were calculated using the applicable tax rates of the underlying jurisdictions.

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Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

December 31,	2018	2017
Assets
Current assets
Cash and cash equivalents	$607	$424
Receivables, net	1,602	1,041
Inventories	1,690	1,385
Prepaid expenses and other current assets	180	224
Total current assets	4,079	3,074

Goodwill and intangible assets, net	6,635	3,518
Property, plant and equipment, net	3,745	3,239
Other non-current assets	803	832
Total	$15,262	$10,663

Liabilities and equity
Current liabilities
Short-term debt	$89	$62
Current maturities of long-term debt	86	64
Accounts payable and accrued liabilities	3,738	3,124
Total current liabilities	3,913	3,250

Long-term debt, excluding current maturities	8,517	5,217
Other non-current liabilities	1,546	1,273

Noncontrolling interests	349	322
Crown Holdings shareholders' equity	937	601
Total equity	1,286	923
Total	$15,262	$10,663

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Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Year ended December 31,	2018	2017

Cash flows from operating activities
Net income	$528	$428
Depreciation and amortization	425	247
Restructuring and other	44	51
Pension expense	45	13
Pension contributions	(20)	(294)
Stock-based compensation	27	23
Income taxes	35	247
Working capital changes and other	(513)	(965)
Net cash provided by/(used for) operating activities (1)	571	(250)

Cash flows from investing activities
Capital expenditures	(462)	(498)
Beneficial interest in transferred receivables	490	1,010
Acquisition of business, net of cash acquired	(3,912)
Proceeds from sale of assets	36	8
Other	5	(25)
Net cash provided by/(used for) investing activities	(3,843)	495

Cash flows from financing activities
Net change in debt	3,680	12
Dividends paid to noncontrolling interests	(60)	(93)
Common stock repurchased	(4)	(339)
Debt issue costs	(70)	(16)
Other, net	(13)	36
Net cash provided by/(used for) financing activities	3,533	(400)

Effect of exchange rate changes on cash and cash equivalents	(37)	14

Net change in cash and cash equivalents	224	(141)
Cash and cash equivalents at January 1	435	576

Cash and cash equivalents at December 31 (2)	$659	$435

(1)
Adjusted free cash flow is defined by the Company as net cash from operating activities plus beneficial interest in transferred receivables less capital expenditures and certain other items. A reconciliation from net cash used for operating activities to adjusted free cash flow for the three months and full year ended December 31, 2018 and 2017 follows.

(2)	Cash and cash equivalents includes $52 and $11 of restricted cash at December 31, 2018 and 2017.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net cash from operating activities	$803	$20	$571	$(250)
Beneficial interest in transferred receivables (3)		252	490	1,010
Pension prefunding (4)		241		241
Acquisition costs			22
Adjusted cash from operating activities	803	513	1,083	1,001
Interest included in investing activities (5)	15		15
Capital expenditures	(157)	(216)	(462)	(498)
Adjusted free cash flow	$661	$297	$636	$503

(3)
Prior year cash flow has been restated to reflect new accounting guidance related to the classification of certain cash receipts associated with the Company’s receivable securitization programs. Certain receipts previously reported in cash from operations are now reported in cash from investing activities as “Beneficial interest in transferred receivables”.

(4)
Net cash from operating activities for the three and twelve months ended December 31, 2017 includes the impact of a voluntary prefunding contribution to the Company’s U.K. defined benefit pension plan that will reduce future contributions that would otherwise be made.

(5)	Interest benefit of cross-currency swap included in investing activities.

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Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation of 2017 Segment Income to Amounts Previously Reported

Fourth Quarter 2017 Segment Income (1)
	As			As
	Previously	Pension and	Intangibles	Currently
Segment	Reported	Postretirement	Amortization	Reported
Americas Beverage	$129	$(6)	$5	$128
European Beverage	38	(1)		37
European Food	37		5	42
Asia Pacific	44			44
Non-reportable	26	(4)		22
Corporate and unallocated	(29)			(29)
Total segment income	$245	$(11)	$10	$244

Full Year 2017 Segment Income (1)
	As			As
	Previously	Pension and	Intangibles	Currently
Segment	Reported	Postretirement	Amortization	Reported
Americas Beverage	$474	$(24)	$20	$470
European Beverage	239	(4)		235
European Food	247		17	264
Asia Pacific	168			168
Non-reportable	139	(18)	2	123
Corporate and unallocated	(139)	(4)		(143)
Total segment income	$1,128	$(50)	$39	$1,117

(1)
Prior year segment income has been restated to reflect new accounting guidance on the presentation of pension and postretirement expense and the Company’s revised policy to exclude intangibles amortization charges from segment income.

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Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Comparative Results for Transit Packaging

	Revenue		Segment Income		Depreciation (1)
	2018	2017	2018	2017	2018	2017
Q1	$588	$526	$79	$76	$13	$12
Q2	620	575	94	80	14	13
Q3	585	565	81	82	15	12
Q4	595	566	80	82	14	13
	$2,388	$2,232	$334	$320	$56	$50

(1)	Amount of depreciation expense included in segment income, including acquisition step-up depreciation in 2018.

Reconciliation of Adjusted EBITDA and Net Leverage Ratio

	December 31,
	2018	2017
Income from operations	$1,096	$1,024
Add:
Intangibles amortization	148	39
Fair value adjustment to inventory	40
Provision for asbestos		3
Provision for restructuring and other	44	51
Segment income	1,328	1,117
Other pension and postretirement (1)	67	50
Depreciation	277	208
Proforma Q1 Signode (2)	92
Proforma Adjusted EBITDA	$1,764	$1,375

Total debt	$8,692	$5,343
Cash and cash equivalents	(607)	(424)
Net debt	$8,085	$4,919

Net leverage ratio	4.6x	3.6x

(1)	Excludes settlement and curtailment charges of $42 million in 2018 and benefits of $3 million in 2017.

(2)	Signode acquisition closed April 3, 2018.